Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of EGA Emerging Global Shares Trust and to the use of our report dated May 26, 2016 on the financial statements and financial highlights of EGShares Beyond BRICs ETF, EGShares EM Core ex-China ETF, EGShares EM Quality Dividend ETF, EGShares EM Strategic Opportunities ETF (formerly EGShares Emerging Markets Domestic Demand ETF), EGShares Emerging Markets Consumer ETF, EGShares Emerging Markets Core ETF, EGShares India Consumer ETF, EGShares India Infrastructure ETF, and EGShares India Small Cap ETF, each a series of shares of beneficial interest of EGA Emerging Global Shares Trust. Such financial statements and financial highlights appear in the March 31, 2016 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

        BBD, LLP

Philadelphia, Pennsylvania

July 28, 2016